Exhibit 99.1

Arcus Biosciences Announces Second Quarter 2020 Financial Results and Corporate Updates

‒	Established a 10-year global partnership with Gilead to co-develop and co-commercialize next-generation cancer immunotherapies
‒	Strengthened balance sheet by raising approximately $348 million in gross proceeds from a public offering of Arcus’s common stock
‒	Presented early clinical activity of etrumadenant (AB928) in late-line metastatic colorectal cancer patients

HAYWARD, Calif. – (BUSINESS WIRE) – August 6, 2020 - Arcus Biosciences, Inc. (NYSE:RCUS), an oncology-focused biopharmaceutical company working to create best-in-class cancer therapies, today announced financial results for the second quarter ended June 30, 2020 and provided corporate updates.

“The multitude and quality of accomplishments from the Arcus team over the course of these dynamic few months have illustrated Arcus’s extraordinary commitment to its vision to consistently create, develop and deliver life-changing therapies to patients,” said Terry Rosen, Ph.D., Chief Executive Officer.  “In this short period of time, Arcus and Gilead executed a partnership framework that enables Arcus to expand and accelerate the opportunities inherent in Arcus’s broad pipeline and discovery organization and expedite Arcus’s evolution into a sustainable, fully-integrated biopharmaceutical company.  Arcus’s concurrent public offering raised additional funding to support aggressive advancement of four clinical molecules in highly pursued immuno-oncology pathways – TIGIT, the Adenosine Axis, and PD-1, including its near-term goals to expand its development programs and begin potential registrational studies in 2021. In addition, Arcus reported early clinical activity of etrumadenant (AB928) plus mFOLFOX-6 in late-line metastatic colorectal cancer during this year’s AACR conference, further enhancing the growing confidence in etrumadenant and its unique biological mechanism and providing basis for expanded future studies in the metastatic colorectal cancer setting. We are excited for this momentum to continue building in the second half of 2020 as we advance our mission to serve patients.”

As we continue to navigate through these unique and unprecedented times for the biotechnology industry and the world as a whole, the Arcus team has demonstrated their ability to be nimble and quickly adapt to shifting environments.  We would like to acknowledge our staff for their extraordinary commitment to our mission, as well as the patients, caregivers and investigators that enabled our ongoing and new clinical trials and our shareholders for their ongoing support, particularly with respect to our May financing.  We would also like to express our gratitude to Gilead for their collaborative efforts in designing, executing and closing an alliance that enables and cements Arcus’s trajectory toward becoming an independent biopharmaceutical company and to our colleagues at Taiho for their highly-regarded long-term support of Arcus since our early days and continued partnership in Japan.  We enter the second half of 2020 in a stronger position than ever.

Recent Key Highlights

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Established a 10-year collaboration with Gilead that provides Gilead with access to Arcus’s broad and growing immuno-oncology pipeline and Arcus with substantial, non-dilutive funding through opt-in payments and ongoing R&D support.

o	“All-in” framework with global co-development for optioned programs allows both companies to combine their expertise and resources to bring transformative therapies to patients.
o	Arcus retains rights to co-commercialize optioned programs in the U.S., with equal profit sharing, and receives double-digit royalties on sales outside of the U.S.
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Concurrent with the execution of the Gilead partnership, Arcus successfully completed a public offering of common stock, raising approximately $348 million in gross proceeds. This financing included participation by Gilead, in addition to the capital provided as part of the collaboration agreement.  This represents the company’s first public financing since its March 2018 initial public offering, providing new and existing stockholders an additional opportunity to participate in the next phase of growth of the company.

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Presented early clinical activity of etrumadenant plus mFOLFOX-6 in late-line metastatic colorectal cancer (mCRC) patients in the ARC-3 study at the American Association for Cancer Research Meeting, including the following observations:

o	A disease control rate (DCR) of 76% across all lines of therapy (requiring a minimum of 2 disease assessments).
o	A DCR of 64% in third-line or higher mCRC patients, with a median time on treatment of nearly 17 weeks.
o

Several deep responses were observed across first- to third-line plus patients including patients with tumors shown to have KRAS/BRAF mutations; in further evidence of the deep responses associated with therapy, five patients discontinued study treatment at the investigator’s discretion to undergo surgical resection with curative intent.

o	An additional clinical study to further evaluate and advance etrumadenant in mCRC is planned and in development.
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Initiated enrollment in ARC-6, a Phase 1b/2 platform trial in metastatic castrate resistant prostate cancer, evaluating various combinations of etrumadenant, zimberelimab, and AB680, alone or in combination, with standard of care therapies.

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Appointed Bob Goeltz as Chief Financial Officer (CFO).  Mr. Goeltz is a proven leader with substantial operational experience in both large and small cap biopharmaceutical company environments. His experience includes CFO roles at UNITY Biotechnology and CytomX Therapeutics, and an 11-year tenure at Amgen where he also served as the CFO of Onyx Pharmaceuticals after its acquisition by Amgen.

•	Appointed David Lacey, M.D. and Merdad Parsey, M.D., Ph.D. to Arcus’s Board of Directors.

Anticipated Near-Term Corporate Milestones

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Presentation of efficacy and safety data from the ongoing ARC-4 study, a Phase 1/1b study of etrumadenant plus carboplatin, pemetrexed and anti-PD-1 therapy in patients with metastatic non-small cell lung cancer at the European Society for Medical Oncology (ESMO) Virtual Congress 2020 in September: Abstract #1309P.  The presentation will include an update on the dose-escalation cohort, as well as ongoing evaluation of the Ph1b expansion data assessing mutant EGFR patients who have failed 1-2 prior tyrosine kinase inhibitor (TKI) therapies.

▪

Recommended dose for expansion for AB680 from the Phase 1 dose-escalation portion of ARC-8, a combination trial evaluating AB680 plus zimberelimab with gemcitabine/nab-paclitaxel in first-line metastatic pancreatic cancer.

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Preliminary randomized data from two Phase 2 clinical collaborations with Genentech involving combination trials with etrumadenant in metastatic colorectal and pancreatic cancers, expected in the fourth quarter of 2020.

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Preliminary randomized data from ARC-7, a Phase 2 trial involving domvanalimab (AB154) with unique intra-portfolio combinations in first-line metastatic high PD-L1 NSCLC, expected in the fourth quarter of 2020.

▪	Initiation of a Phase 1 clinical trial for at least one of our existing discovery/preclinical development programs in late 2020/early 2021.

Through most of the second quarter, Arcus’s employees had been working remotely due to shelter-in-place orders, but in late June, Arcus began to transition its laboratory-based personnel back into its facilities.  Arcus instituted a regular testing/monitoring program for COVID-19 in order to minimize the risks to Arcus’s employees as they return to work.  Arcus continues to actively monitor the COVID-19 pandemic and its effects on our clinical trial operations, research and development programs, key vendors and employees.  While we do not anticipate modifications to the timelines above, this will depend on future developments which are currently unknown, including any new information that may emerge concerning the duration and/or severity of the outbreak and any resurgences, any new actions by government authorities to contain the spread of the virus, and when and to what extent normal economic and operating conditions can resume.

Financial Results for the Second Quarter 2020 and Six Months Ended June 30, 2020

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Cash, cash equivalents and investments in marketable securities were $462.5 million as of June 30, 2020, compared to $188.3 million at December 31, 2019. After June 30, 2020, Arcus received a $175 million upfront payment and $200 million equity investment upon closing of our partnership with Gilead on July 13, 2020, the amounts of which will be included in our results for the period ended September 30, 2020. The increase at June 30, 2020 as compared to December 31, 2019 was due to the completion of a public equity offering in May 2020 resulting in net proceeds of $326.2 million, partially offset by cash utilized for operations during the first half of 2020.

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Revenues:  Collaboration and license revenue were $1.8 million for each of the three months ended June 30, 2020 and 2019. Collaboration and license revenue was $3.5 million for each of the six months ended June 30, 2020 and 2019. The revenue in each of these periods was recognized from non-refundable upfront payments previously received and deferred for recognition pursuant to our option and license agreement with Taiho Pharmaceutical.

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R&D Expenses: Research and development expenses were $35.7 million for the three months ended June 30, 2020, compared to $25.0 million for the same period in 2019. The increase in expense was due to increases in manufacturing costs required to supply our clinical studies, increases in clinical costs for our ongoing clinical studies, as well as increases in employee compensation costs primarily driven by increases in our headcount. Research and development expenses were $58.8 million for the six months ended June 30, 2020, compared to $40.6 million for the same period in 2019.

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G&A Expenses: General and administrative expenses were $11.4 million for the three months ended June 30, 2020, compared to $5.9 million for the same period in 2019. The increase in expense was due to increases in legal and accounting expenses resulting from our collaboration agreement with Gilead and our ongoing public company compliance obligations. Employee compensation costs also increased primarily due to an increase in headcount and related costs. General and administrative expenses were $18.4 million for the six months ended June 30, 2020, compared to $10.9 million for the same period in 2019.

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Net Loss: Net loss was $45.1 million for the three months ended June 30, 2020, compared to $28.1 million for the same period in the prior year. The increase in net loss as compared to the prior period was primarily attributable to an increase in operating expenses as noted above. Net loss for the six months ended June 30, 2020 was $72.8 million, compared to $45.8 million for the same period in 2019.

About Arcus Biosciences

Arcus Biosciences is an oncology-focused biopharmaceutical company leveraging its deep cross-disciplinary expertise to create highly differentiated therapies and to develop a broad portfolio of novel combinations addressing significant unmet needs. Arcus currently has four molecules in clinical development: Etrumadenant (AB928), the first and only dual A2a/A2b adenosine receptor antagonist in the clinic, is being evaluated in multiple Phase 1b/2 studies across different indications, including prostate, colorectal, non-small cell lung, pancreatic and triple-negative breast cancers. AB680, the first small-molecule CD73 inhibitor in the clinic, is in Phase 1 development for first-line treatment of metastatic pancreatic cancer in combination with zimberelimab and gemcitabine/nab-paclitaxel. Domvanalimab (AB154), an anti-TIGIT monoclonal antibody and new potential immuno-oncology backbone therapy, is in a three-arm randomized Phase 2 study for first-line treatment of PD-L1-high metastatic non-small cell lung cancer evaluating zimberelimab monotherapy, AB154 with zimberelimab and AB154 plus AB928 with zimberelimab. Zimberelimab (AB122), Arcus’s anti-PD-1 monoclonal antibody, is also being evaluated in a Phase 1b study as monotherapy for cancers with no approved anti-PD-1 treatment options, and in various combinations across the portfolio. For more information about Arcus Biosciences, please visit www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, Arcus’s expectations regarding the impact of COVID-19 on our operations, including ongoing and upcoming clinical trials, and financial condition; benefits associated with the Gilead partnership; and anticipated trials, milestones and timelines, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied.  Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with the COVID-19 pandemic, including the duration and/or severity of the outbreak and actions by government authorities to slow the spread of the virus, our dependence on our collaboration with Gilead for the successful development and commercialization of our investigational products, the inherent uncertainty associated with pharmaceutical product development and clinical trials, delays in our clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials, the emergence of adverse events or other undesirable side effects, risks associated with preliminary and interim data, and changes in the competitive landscape for our programs.  Risks and uncertainties facing Arcus are described more fully in Arcus’s quarterly report on Form 10-Q for the quarter ended June 30, 2020 filed on August 6, 2020 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Source: Arcus Biosciences

CONTACT

Katherine Bock

(510) 694-6231

kbock@arcusbio.com

ARCUS BIOSCIENCES, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Collaboration and license revenue	$1,750	$1,750	$3,500	$3,500
Operating expenses:
Research and development	35,693	24,999	58,835	40,553
General and administrative	11,432	5,911	18,440	10,879
Total operating expenses	47,125	30,910	77,275	51,432
Loss from operations	(45,375)	(29,160)	(73,775)	(47,932)
Non-operating income (expense):
Interest and other income, net	301	1,482	948	3,016
Gain on deemed sale from equity method investee	131	-	613	-
Share of loss from equity method investee	(131)	(412)	(613)	(844)
Total non-operating income, net	301	1,070	948	2,172
Net loss	(45,074)	(28,090)	(72,827)	(45,760)
Other comprehensive income	(144)	84	80	220
Comprehensive loss	$(45,218)	$(28,006)	$(72,747)	$(45,540)
Net loss per share, basic and diluted	$(0.93)	$(0.64)	$(1.57)	$(1.05)
Weighted-average number of shares used to compute basic and diluted net loss per share	48,556,843	43,797,718	46,419,724	43,653,325

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	June 30,	December 31,
	2020	2019(1)
Cash, cash equivalents and investments in marketable securities	$462,473	$188,270
Total assets	481,389	203,110
Total liabilities	52,679	39,268
Total stockholders’ equity	428,710	163,842

(1) Derived from the audited financial statements for the year ended December 31, 2019, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, dated March 5, 2020.